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                                                                    EXHIBIT 12.6



THE LOEWEN GROUP INC.



COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO (US GAAP)
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT RATIOS



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                                                                                               THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
Earnings before income taxes................................................................  $  30,680  $  24,201

Fixed charges included in earnings before income taxes
  Interest on long-term debt................................................................     30,698     18,488
  Amortization of deferred finance costs....................................................      1,600        326
  Dividends on preferred securities of subsidiary...........................................      1,772      1,772
                                                                                              ---------  ---------
                                                                                                 34,070     20,586
                                                                                              ---------  ---------

Earnings....................................................................................  $  64,750  $  44,787
                                                                                              ---------  ---------
                                                                                              ---------  ---------

Fixed charges
  Fixed charges included in earnings before income taxes....................................  $  34,070  $  20,586
  Capitalized interest......................................................................        453        825
                                                                                              ---------  ---------
Total fixed charges.........................................................................  $  34,523  $  21,411
                                                                                              ---------  ---------
                                                                                              ---------  ---------

Ratio of earnings to fixed charges..........................................................        1.9x       2.1x
                                                                                              ---------  ---------
                                                                                              ---------  ---------
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